EXHIBIT 21


                           DDL ELECTRONICS, INC.
                      SUBSIDIARIES OF THE REGISTRANT


All subsidiaries are 100% owned by DDL Electronics, Inc., except as otherwise indicated, and are included in the consolidated financial statements. Each subsidiary was organized in the jurisdiction specified under its name in the following list.


Aeroscientific Corp. (California)
(99.9%-owned by DDL Electronics, Inc.)
California

Aeroscientific Corp. (Oregon)
(100%-owned by Aeroscientific Corp.(California))
Oregon

A.J. Electronics, Inc.
California

DDL Europe Limited
Northern Ireland

DDL Electronics Limited
(100%-owned by DDL Europe Limited)
Northern Ireland

Irlandus Circuits Limited
(100% owned by DDL Europe Limited)
Northern Ireland

SMTEK, Inc.
California